Exhibit 99.1
Illumina's Board of Directors elects two experienced Independent Directors to Board
Stephen P. MacMillan, Hologic CEO, named non-executive Chair of Illumina's Board
Scott B. Ullem, CFO of Edwards Lifesciences, also named to Board

SAN DIEGO, June 2, 2023 /PRNewswire/ -- Illumina, Inc. (NASDAQ: ILMN), a global leader in DNA sequencing and array-based technologies, today announced a series of governance changes consistent with the goal of enhancing long-term shareholder value.

The Board has elected two new independent board members to join the board immediately. The first, Stephen P. MacMillan, Chairman, President and Chief Executive Officer of Hologic, a medical device and diagnostic manufacturer, will become an independent director and non-executive Chair of Illumina's board. The second, Scott B. Ullem, Corporate Vice President and Chief Financial Officer of Edwards Lifesciences, a global leader in patient-focused innovations for structural heart disease and critical care monitoring, will be an independent director and a member of the Audit Committee. The two join a strong, independent board with world-class talent and unique and differentiated skillsets.

"Both Steve and Scott collectively bring more than 30 years of experience in healthcare, and the appointments are part of our continual process to attract strong independent directors. We believe these two extremely talented business executives will help broaden the skills of the current Board, especially in the fields of corporate finance and international expansion, while bringing their expertise to foster adoption of transformative medical advances across the global marketplace," said Dr. Robert Epstein, Chair of the Nominating/Corporate Governance Committee. "We welcome Steve and Scott to the board and look forward to working with them to drive profitable growth and shareholder value creation."

"Steve and Scott are highly respected business leaders whose public company experience and financial acumen will be very valuable to shareholders, customers and employees," said Francis deSouza, CEO of Illumina.

In addition, the Board nominated and elected independent director Sue Siegel to become Chair of Illumina's Compensation Committee, as Gary Guthart rotates off as Chair of the Compensation Committee.

New Independent Director Biographies

Stephen P. MacMillan

Steve MacMillan joined Hologic in December 2013 as President and CEO, and has led a dramatic turnaround at the Company. He was elected Chairman of the Board of Directors in June 2015. From 2005 to 2012, Mr. MacMillan served as President and Chief Executive Officer of Stryker, where he had been President since 2003. During his tenure at Stryker, revenues tripled from $2.8 billion to $8.3 billion. Prior to 2003, he was a senior executive with Pharmacia, where he oversaw five global businesses with revenues exceeding $2 billion, and he spent 11 years with Johnson & Johnson both in the US and Europe, including as President of the J&J-Merck joint venture. He began his career with Procter & Gamble following a BA degree in Economics from Davidson College and has previously served on the Boards of Directors of Alere, Boston Scientific and Texas Instruments.

Scott B. Ullem

Scott B. Ullem has been Corporate Vice President, Chief Financial Officer, of Edwards Lifesciences since January 2014. Prior to joining Edwards, he served as CFO of Bemis Company Inc., a Fortune 500 publicly traded global supplier of packaging and pressure sensitive materials used in leading food, consumer, and healthcare products. Prior to Bemis, Ullem spent 17 years in investment banking, serving as managing director at Goldman Sachs and later at Bank of America. He is currently a member of the board of directors of both Berry Global and egnite, as well as a Henry Crown Fellow at the Aspen Institute. Ullem received his bachelor's degree in political science from DePauw University and his master's degree in business administration from Harvard Business School.

Exhibit 99.1

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding mandates, the future, business plans and other statements that are not historical in nature. These statements are made on the basis of Illumina's views and assumptions regarding future events and business performance and plans as of the time the statements are made. These forward-looking statements may be accompanied by such words as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "potential," "project," "target," "will" and other words and terms of similar meaning. Illumina does not undertake any obligation to update these statements unless required by applicable laws or regulations, and you should not place undue reliance on forward-looking statements. Specific factors are set forth in Illumina's Annual Report on Form 10-K for the year ended January 1, 2023 under the caption "Risk Factors", in information disclosed in public conference calls, the date and time of which are released beforehand, and in filings with the Securities and Exchange Commission including, among others, quarterly reports on Form 10-Q.

About Illumina

Illumina is improving human health by unlocking the power of the genome. In 2023 we celebrate 25 years of innovation, which has established us as a global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit illumina.com and connect with us on Twitter, Facebook, LinkedIn, Instagram, TikTok, and YouTube.

Contacts

Investors:
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858-291-6421
IR@illumina.com

Media:
David McAlpine
347-327-1336
PR@illumina.com